Exhibit 10.9

Borrowing Base Rider

THIS BORROWING BASE RIDER (“Rider”) is executed this      day of December, 2012, by and between MISCOR GROUP, LTD. (the “Borrower”) with an address at 800 Nave Road, Southeast, Massillon, Ohio 44646, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 213 Market Avenue North, Suite 250, Canton, Ohio 44702. This Rider is incorporated into and made part of that certain Loan Agreement dated December     , 2012, and promissory note dated December     , 2012, and also into certain other financing documents and security agreements executed by and between the Borrower and the Bank (all such documents including this Rider are collectively referred to as the “Loan Documents”). All initially capitalized terms not otherwise defined in this Rider shall have the same meanings assigned to such terms in the other Loan Documents.

Pursuant to the Loan Documents, the Bank has extended a “Facility” or “Loans” (as defined in the Loan Documents) to the Borrower, under which the Borrower may borrow, repay and reborrow funds at any time prior to the Expiration Date (such Facility or Loans being referred to herein as the “Facility”). As a condition to the Bank’s willingness to extend the Facility to the Borrower, the Bank and the Borrower are entering into this Rider in order to set forth their agreement regarding the maximum amount which may be outstanding under the Facility at any time, and for the other purposes set forth below.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made a part hereof, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Limitations on Borrowings Under Facility. Notwithstanding any provision to the contrary in any of the other Loan Documents, at no time shall the aggregate principal amount of indebtedness outstanding at any one time under the Facility exceed the Borrowing Base (as hereinafter defined) at such time. If at any time the aggregate principal amount of indebtedness outstanding under the Facility exceeds the limitations set forth in this Section 1 for any reason, then the Borrower shall immediately repay the amount of such excess to the Bank in immediately available funds.

2. Borrowing Base Certificates. In addition to any and all provisions of the other Loan Documents which establish conditions to the Borrower’s ability to request and obtain any advance under the Facility, the Borrower may not request an advance under the Facility unless a Borrowing Base Certificate (as hereinafter defined) shall have been delivered to the Bank on or before the 15th day of each month.

3. Certain Defined Terms. In addition to the words and terms defined elsewhere in this Rider or in the other Loan Documents, the following words and terms, as used in this Rider, shall have the following meanings:

“Account” shall mean an “account” or a “general intangible” as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank’s security interest therein, whether now owned or hereafter acquired or arising.

“Account Debtor” shall mean, with respect to any Account, each Person who is obligated to make payments to the Borrower on such Account.

“Affiliate” of the Borrower or any Account Debtor shall mean (a) any Person who (either alone or with a group of Persons, and either directly or indirectly through one or more intermediaries) is in control of, is controlled by or is under common control with the Borrower or such Account Debtor, (b) any director, officer, partner, employee or agent of the Borrower or such Account Debtor, and (c) any member of the immediate family of any natural person described in the preceding clauses (a) and (b). A Person or group of Persons shall be deemed to be in control of the Borrower or an Account Debtor when such Person or group of Persons possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower or such Account Debtor, whether through the ownership of voting securities, by contract or otherwise.

“Borrowing Base” at any time shall mean the lesser of (a) $6,500,000.00 (the maximum principal amount of the Facility) and (b) the sum of (i) 85% of Qualified Accounts at such time and (ii) 50% of Qualified Inventory at such time. The value of Qualified Accounts and Qualified Inventory at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower to the Bank.

“Borrowing Base Certificate” shall mean each Borrowing Base Certificate to be delivered by the Borrower to the Bank pursuant to Section 2 of this Rider, in substantially the form attached as Exhibit A to this Rider, executed by the Borrower and with blanks appropriately completed, as amended, supplemented or otherwise modified from time to time.

“Eligible Location” shall mean one of the addresses in the United States of America at which the Borrower maintains, keeps or stores Inventory, as listed in the Security Agreement executed and delivered by the Borrower and the Bank in connection with the Facility, and, if such location is leased by the Borrower, for which the Bank has received a landlord’s waiver acceptable to the Bank. The Borrower and the Bank may agree jointly to add other addresses of the Borrower to such list at any time by executing and delivering a substitute list of addresses under said Security Agreement. The Bank may in its discretion at any time determine that any address on such list shall no longer be an Eligible Location, by giving written notice of such determination to the Borrower.

“Inventory” shall mean “inventory” as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank’s security interest therein, whether now owned or hereafter acquired and wherever located.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lien” shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Person” shall mean an individual, sole proprietorship, corporation, partnership (general or limited), trust, business trust, limited liability company, unincorporated organization or association, joint venture, joint-stock company, Official Body, or any other entity of whatever nature.

“Qualified Accounts” shall mean Accounts which are and at all times continue to be acceptable to the Bank in its sole discretion. Standards of acceptability include but are not limited to the following conditions:

(a) The Account duly complies with all applicable Laws, whether Federal, state or local, including but not limited to usury Laws, the Federal Truth in Lending Act, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

(b) The Account was not originated in, and is not subject to the Laws of, a jurisdiction whose Laws would make the account or the grant of the security interest in the Account to the Bank unlawful, invalid or unenforceable;

(c) The Account was originated by the Borrower in connection with the sale of goods or the rendering of services by the Borrower in the ordinary course of business under an enforceable contract, and such sale has been consummated and such goods have been delivered or such services have been rendered so that the performance of such contract has been completed by the Borrower and by all parties other than the Account Debtor;

(d) The Account is evidenced by a written invoice or other documentation and arises from a contract, all of which are in form and substance satisfactory to the Bank;

(e) The Account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the grant of the security interest by the Borrower to the Bank in and to the Account arising with respect thereto;

(f) The title of the Borrower to the Account and, except as to the Account Debtor, to any related goods is absolute and is not subject to any Lien except Liens in favor of the Bank;

(g) The Account provides for payment in United States Dollars by the Account Debtor;

(h) The Account shall have amounts owing that are not less than the amounts represented by the Borrower;

(i) The portion of the Account for which income has not yet been earned or which constitutes unearned discount, service charges or deferred interest shall be ineligible;

(j) The Account shall be eligible only to the extent that it is not subject to any defense, claim of reduction, counterclaim, set-off, recoupment, or any dispute or claim for credits, allowances or adjustments by the Account Debtor because of returned, inferior, damaged goods or unsatisfactory services, or for any other reason;

(k) The goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar terms making the Account Debtor’s payment obligations conditional;

(l) The Account Debtor has not returned, rejected or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the Account arose;

(m) No default exists under the Account by any party thereto, and all rights and remedies of the Borrower under the Account are freely assignable by the Borrower;

(n) The Account has not been outstanding for more than ninety (90) days past the invoice date and is not subject to “dating” terms;

(o) The Account shall be ineligible if 50% or more of the accounts of the related Account Debtor and its Affiliates are more than ninety (90) days past due from the date of original invoice therefor;

(p) The Account shall be ineligible to the extent that the aggregate amount of all the Accounts of the Account Debtor and its Affiliates exceed 25% of all of the Borrower’s Accounts;

(q) The Borrower has not received any note, trade acceptance, draft, chattel paper or other instrument with respect to, or in payment of, the Account, unless, if any such instrument has been received, the Borrower immediately notifies the Bank and, at the Bank’s request, endorses or assigns and delivers such instrument to the Bank;

(r) The Borrower has not received any notice of (i) the death of the Account Debtor, if an individual, or of a partner or member thereof if a partnership or a limited liability company, (ii) the filing by or against the Account Debtor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or any similar proceeding, or (iii) any assignment by the Account Debtor for the benefit of creditors. Upon receipt by the Borrower of any such notice, it will give the Bank prompt written notice thereof;

(s) The Account Debtor is not an Affiliate of the Borrower;

(t) The Account shall be ineligible if the related Account Debtor is domiciled in any country other than the United States of America or the Province of Ontario, Canada, or a Province of Canada which has adopted and has in effect the Personal Property Security Act, unless such Account is supported by a documentary letter of credit, duly assigned to and in the possession of the Bank, from a financial institution acceptable to the Bank and the terms and conditions of which are acceptable to the Bank; or is insured with a foreign credit insurance policy acceptable to the Bank.

(u) The Account shall be ineligible if the Account Debtor is an Official Body, unless the Borrower shall have taken all actions deemed necessary by the Bank in order to perfect the Bank’s security interest therein, including but not limited to any notices or filings required under the Assignment of Claims Act of 1940, as amended, or other applicable Laws;

(v) The Bank has not deemed such Account ineligible because of uncertainty about the creditworthiness of the Account Debtor (including, without limitation, unsatisfactory past experiences of the Borrower or the Bank with the Account Debtor or unsatisfactory reputation of the Account Debtor) or because the Bank otherwise makes a determination that the collateral value of the Account to the Bank is impaired or that the Bank’s ability to realize such value is insecure;

(w) The Account shall be eligible only to the extent that the amount owing on the Account is not a Payment Intangible; and

(x) The Account shall comply with the additional eligibility standards, if any, which are set forth on Exhibit B to this Rider.

Standards of acceptability shall be fixed and may be revised from time to time solely by the Bank in its exclusive judgment. In the case of any dispute about whether an Account is or has ceased to be a Qualified Account, the decision of the Bank shall be final.

“Qualified Inventory” shall mean the Borrower’s Inventory of saleable raw materials and finished goods manufactured or acquired by the Borrower in the ordinary course of business, subject to its control or sole possession, stored in an Eligible Location and in a manner acceptable to the Bank, valued at the lower of cost or market value (determined on a first-in, first-out basis), which is not subject to any Lien except Liens in favor of the Bank, which complies with the additional eligibility standards, if any, which are set forth on Exhibit B to this Rider, and which is and at all times continues to be acceptable to the Bank. Standards of acceptability shall be fixed and may be revised from time to time exclusively by the Bank in its sole discretion. In the case of any dispute about whether Inventory is or has ceased to be Qualified Inventory, the decision of the Bank shall be final.

“Payment Intangible” shall mean a “payment intangible” as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank’s security interest in the Accounts.

4. Governing Law. This Rider will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated above is located, excluding its conflicts of laws rules.

5. Counterparts. This Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:	MISCOR GROUP, LTD.

By:
(SEAL)
Print Name:		Michael P. Moore
Title:		Chief Executive Officer and President
(Include title only if an officer of entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION

By:
(SEAL)
Joseph Luckring
Senior Vice President

EXHIBIT A

TO BORROWING BASE RIDER

Borrowing Base Certificate

THIS BORROWING BASE CERTIFICATE, dated as of                                                      ,                 , is executed and delivered by the undersigned borrower (the “Borrower”) in favor of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), pursuant to a letter agreement or loan agreement dated as of                                                      ,                  (including any Borrowing Base Rider executed pursuant thereto and made a part thereof, and as amended or otherwise modified from time to time, the “Agreement”). All initially capitalized terms used in this Certificate shall have the meanings assigned to them in the Agreement. To induce the Bank to make loans and other financial accommodations available to the Borrower under the Agreement, the Borrower hereby certifies, represents and warrants to the Bank, as of the date hereof, that (a) the person signing below is an authorized officer or representative of the Borrower; (b) the statements below concerning the collateral securing the Obligations are true and complete; (c) the eligible collateral described below represents only Qualified Accounts and Qualified Inventory; (d) the Borrower is in compliance with all of the terms and provisions of the Agreement and the other Loan Documents; (e) all of the Borrower’s representations and warranties in the Agreement and the other Loan Documents are true and correct; and (f) no Event of Default has occurred and is continuing or exists.

1. Collateral Availability

A. Accounts Receivable

1. Beginning A/R Balance	$
2. Changes to A/R Balance	$
3. Total A/R	$
4. Ineligible A/R	$
5. Qualified A/R (L3 - L4)	$
6. Advance Percentage	%
7. A/R Borrowing Availability (L5 X L6)	$

B. Inventory

8. Beginning Inventory Balance	$
9. Changes to Inventory Balance	$
10. Total Inventory	$
11. Ineligible Inventory	$
12. Qualified Inventory (L10 - L11)	$
13. Advance Percentage or Cap	% /$
14. Inv. Borrowing Availability (lesser of L12 X L13 or cap)	$

C. Other Assets

15. Other Collateral Value		$
16. Advance Percentage or Cap		% / $
17. Other Borrowing Availability (L15 X L16)		$
18. Total Availability (Sum of L7, L14 & L17)		$

2. Borrowing Availability

19. Maximum Line Amount		$
20. Total Availability (L18)	$
21. Maximum Borrowing Capacity (lesser of L19 and L20)	$
22. Outstanding Principal Balance	$
23. L/C’s, other items to be covered	$
24. Available to Borrow L21 - L22 - L23	$
25. Advance Request	$
26. New Line Balance	$
27. Collateral Coverage	$

Dated:	MISCOR GROUP, LTD.

Certificate No.:	By:

Michael P. Moore

Chief Executive Officer and President

EXHIBIT B

TO BORROWING BASE RIDER

The following shall constitute additional eligibility standards for Accounts, as fully as if set forth in the definition of “Qualified Accounts” in the Rider to which this Exhibit B is attached:

The following shall constitute additional eligibility standards for Inventory, as fully as if set forth in the definition of “Qualified Inventory” in the Rider to which this Exhibit B is attached:

(a) Qualified Inventory shall exclude all work in process amounts

(b) Qualified Inventory shall exclude all Slow Moving Inventory which is defined as inventory that is in excess of a one (1) year supply.